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                                                                   EXHIBIT 10.10



                                  MISSION BANK
                        INCENTIVE STOCK OPTION AGREEMENT

         This Incentive Stock Option Agreement (the "Agreement") is made and entered into effective as of the 27th day of November, 2000, by and between Mission Bank, a California corporation (the "Bank"), and Stanley Newman ("Optionee");

         WHEREAS, pursuant to the Mission Bank 1998 Stock Option Plan (the "Plan"), a copy of which is attached hereto as Exhibit "A", the Board of Directors of the Bank has authorized granting to Optionee, an incentive stock option to purchase all or any part of one thousand (1,000) authorized but unissued shares of the Bank's common stock for cash at the price of Fifteen Dollars and Seventy Five Cents ($15.75) per share, such option to be for the term and upon the terms and conditions hereinafter stated;

         NOW, THEREFORE, it is hereby agreed:

         1. GRANT OF OPTION. Pursuant to said action of the Board of Directors and pursuant to authorizations granted by all appropriate regulatory and governmental agencies, the Bank hereby grants to Optionee the option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, all or any part of one thousand (1,000) shares of the Bank's common stock (hereinafter called "Stock") at the price of Fifteen Dollars and Seventy Five Cents ($15.75) per share, which price is not less than one hundred percent (100%) of the fair market value of the stock (or not less than ten (10%) of the fair market value for Optionee-shareholders who own more than ten percent (10%) of the total combined voting power of all classes of stock of the Bank) as of the date of action of the Board of Directors, granting this option.




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         2. EXERCISABILITY. This option shall be cumulatively exercisable as to number of options granted herein and will vest in equal installments of two hundred (200) every full year Optionee is an officer of the Bank, over a period of five (5) years from the date of the grant. If Optionee ceases to be an officer of the Bank, the option granted hereunder shall no longer accrue.

         This option shall remain exercisable as to the Stock until November 27, 2010, (but not later than ten (10) years from the date this option is granted) unless this option has expired or terminated earlier in accordance with the provisions hereof. Stock as to which this option becomes exercisable pursuant to the foregoing provision may be purchased at any time prior to expiration of this option.

         3. EXERCISE OF OPTION. This option may be exercised by written notice delivered to the Bank stating the number of shares with respect to which this option is being exercised, together with cash in the amount of the purchase price of such shares. Not less than one (1) share may be purchased at any one time, and in no event may the option be exercised with respect to fractional shares. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the withholding of any federal and state taxes then due.

         4. NONTRANSFERABILITY; DEATH OR DISABILITY OF OPTIONEE. This option shall not be transferable except by will or by the applicable laws of descent and distribution and shall be exercisable during Optionee's lifetime only by Optionee. If Optionee dies while serving as an officer of the Bank or a subsidiary corporation, or during the three (3) month period referred to in Paragraph 4 hereof, this option shall expire one (1) year after the date of Optionee's death or on the day specified in Paragraph 2 hereof, whichever is earlier. After Optionee's death but before such expiration, the persons to whom Optionee's rights under this option shall have passed by will or by the applicable laws of descent and distribution or




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the executor or administrator of Optionee's estate shall have the right to exercise this option as to those shares for which installments had accrued under Paragraph 2 hereof as of the date on which Optionee ceased to be an employee of the Bank or a subsidiary corporation.

         If Optionee terminates his or her relationship with the Bank because of disability, Optionee may exercise this option to the extent he or she is entitled to do so at the date of termination, at any time within one (1) year of the date of termination, or before the expiration date specified in Paragraph 2 hereof, whichever is earlier.

         5. PRIVILEGES OF STOCK OWNERSHIP. Optionee shall have no rights as a shareholder with respect to the Bank's stock subject to this option until the date of issuance of stock certificates to Optionee. Except as provided in the Plan, no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued.

         6. MODIFICATION AND TERMINATION. The rights of Optionee are subject to modification and termination upon the occurrence of certain events as provided in Sections 13 and 14 of the Plan.

         7. NOTIFICATION OF SALE. Optionee agrees that Optionee, or any person acquiring shares upon exercise of this option, will notify the Bank not more than five (5) days after any sale or other disposition of such shares. No shares issuable upon the exercise of this option shall be issued and delivered unless and until the Bank has fully complied with all applicable requirements of any regulatory agency having jurisdiction over the Bank, and all applicable requirements of any exchange upon which stock of the Bank may be listed.

         11. NOTICES. Any notice to the Bank provided for in this Agreement shall be addressed to it in care of its President at its main office and any notice to Optionee shall be addressed to Optionee's




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address on file with the Bank or a subsidiary corporation, or to such other address as either may designate to the other in writing. Any notice shall be deemed to be duly given if and when enclosed in a properly sealed envelope and addressed as stated above and deposited, postage prepaid, with the United States Postal Service. In lieu of giving notice by mail as aforesaid, any written notice under this Agreement may be given to Optionee in person, and to the Bank by personal delivery to its President.

         12. INCENTIVE STOCK OPTION. This Agreement is intended to be an incentive stock option agreement as defined in Section 422 of the Code.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



OPTIONEE                                          MISSION BANK

By  /s/ Leo Pierucci                              By  /s/ RE Fanucchi
    --------------------------                        --------------------------
        LEO PIERUCCI                                      RICHARD E. FANUCCHI,
                                                          President





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